Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Contact: Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com	For Release July 27, 2005

August Technology Reports Increased Revenue in
Second Quarter 2005 Results

Strong Order Rebound Drives Book to Bill > 1.00

Minneapolis, July 27, 2005 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection and data analysis solutions for the microelectronic industries, today reported revenues of $19.7 million during the second quarter ended June 30, 2005, an increase of 7% from the previous quarter and a decrease of 1% from the second quarter of 2004.  Gross margin in the second quarter was 57.3% compared to 54.6% in the first quarter of 2005 and 54.4% in the second quarter of 2004.  Second quarter selling, general and administrative expenses included $920,000 of severance costs, primarily related to management departures resulting from organizational streamlining initiatives.  There were no such costs incurred in the first quarter of 2005 or the second quarter of 2004.

The Company reported a net loss of $11.0 million, or $0.61 per share, in the quarter.  This compares to a net loss of $0.9 million, or $0.05 per share, in the first quarter of 2005, and net income of $2.2 million, or $0.12 per diluted share, in the second quarter of 2004.  The net loss in the quarter resulted primarily from merger related expenses of $12.0 million, or $0.67 per share.  These expenses included a $10.9 million termination fee related to the termination of the proposed merger with Nanometrics, Inc.  The first quarter of 2005 included $1.2 million, or $0.07 per share, in merger related expenses.  Excluding merger related expenses, net income was $1.0 million, or $0.05 per diluted share, and $0.3 million, or $0.02 per diluted share, in the second and first quarters of 2005, respectively.

Highlights:

•                  Second quarter revenues increased 7% sequentially

•                  Orders rebound and increase 52% driven by increased demand from a broad array of Back End customers and new Front End penetration

•                  Orders include first AXi All Surface Systems from two of the Top 20 Chip-Makers

•                  During Semicon West in July, major IDM advised that AXi All Surface system is the “tool of record” for their 300mm wafer production

•                  Second quarter net earnings before merger costs increase to $1.0 million or $0.05 per share

•                  Cash used in operating activities was $10.4 million for the second quarter.  Excluding cash payments for merger expenses, cash generated from operating activities for the second quarter was $1.8 million

“We are delighted with the financial performance and operating gains achieved during the June quarter,” commented Jeff O’Dell, August Technology’s Chairman and CEO.  “Strong demand, especially from a broad base of Final Manufacturing customers, drove a significant growth in orders and an increase in our backlog.”

O’Dell continued, “And the August Technology team continued penetration of the front end advanced macro inspection market while making significant progress moving forward with the strategic merger with Rudolph Technologies.  We believe that merger will allow us to accelerate our growth, especially in the front end market.”

O’Dell concluded, “As we look ahead, we anticipate third quarter revenues will range from flat to +10% as compared to second quarter.  We continue to believe increased adoption of advanced macro inspection and our ability to bring to market innovative yield-enhancing solutions will allow us to grow revenues and outperform the industry in 2005.”

August Technology will provide a live conference call with senior management, today at 11:00a.m. ET/10:00a.m. CT to discuss second quarter financial performance.  If you would like to participate, please call (913) 981-5509 prior to the start time and use participant code 3479116.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay beginning on Thursday July 28, 2005.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding our expectation to outperform the industry again in 2005 and our expectation for Q3 2005 sequential revenue change of flat to +10%.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including All-Surface inspection solutions and DMS Decision that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) delay in the merger transaction increasing costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 16, 2005.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net revenues	$19,688	$19,855	$38,105	$36,255
Cost of revenues	8,403	9,059	16,762	16,117
Gross profit	11,285	10,796	21,343	20,138

Selling, general and administrative expenses	7,237	5,390	13,526	10,579
Research and development expenses	3,324	3,322	6,990	6,230
Operating income	724	2,084	827	3,329

Merger expenses	(11,991)	—	(13,225)	—
Interest income	335	189	623	390

Income (loss) before provision for income taxes	(10,932)	2,273	(11,775)	3,719
Provision for income taxes (1)	109	100	164	100
Net income (loss)	$(11,041)	$2,173	$(11,939)	$3,619

GAAP net income (loss) per share:
Basic	$(0.61)	$0.12	$(0.67)	$0.20
Diluted	$(0.61)	$0.12	$(0.67)	$0.20

Pro Forma Non-GAAP net income and net income per share: (2)
Net income	$950	$2,173	$1,286	$3,619
Basic	$0.05	$0.12	$0.07	$0.20
Diluted	$0.05	$0.12	$0.07	$0.20

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic - GAAP and Pro Forma Non-GAAP	18,005	17,778	17,936	17,700
Diluted - GAAP	18,005	18,349	17,936	18,421
Diluted - Pro Forma Non-GAAP	18,431	18,349	18,375	18,421

(1)  Due to the level of historical operating losses, the Company began to record a valuation allowance against deferred tax assets in the second quarter of 2002, and continues to do so at June 30, 2005.  The Company has recorded a provision for incomes taxes primarily related to foreign income taxes and alternative minimum tax.

(2) Reconciliation of pro forma Non-GAAP financial measure.

GAAP net income (loss)	$(11,041)	$2,173	$(11,939)	$3,619
Add back:
Merger expenses	11,991	—	13,225	—
Pro forma Non-GAAP net income	$950	$2,173	$1,286	$3,619

The Company provides pro forma Non-GAAP net income and net income per share in the press release as additional information regarding the Company’s operating results.  These pro forma measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar pro forma Non-GAAP net income and net income per share measures used by other companies.  GAAP net income (loss) has been adjusted to exclude the effects of the Company’s merger expenses.  The merger expenses include a $10.9 million termination fee paid to Nanometrics for terminating the Nanometrics Merger Agreement, legal and investment banker fees incurred prior to terminating the proposed merger with Nanometrics, and legal and investment banker fees incurred in conjunction with the proposed merger with Rudolph Technologies, Inc.  The Company believes this presentation of pro forma Non-GAAP net income and net income per share provides useful information to investors regarding trends relating to the Company’s results of operations.  There is no effect to this pro forma adjustment for income taxes, due to the Company’s recording of a valuation allowance as described in note 1 above.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents (1)	$10,313	$5,518
Short-term marketable debt securities (1)	22,583	28,615
Accounts receivable, net	12,035	8,603
Inventories	21,393	20,131
Inventories at customers under purchase orders	3,646	3,993
Prepaid expenses and other current assets	1,651	2,306
Total current assets	71,621	69,166

Property and equipment, net	5,342	5,994
Long-term marketable debt securities (1)	9,034	16,289
Purchased technology, net	3,098	3,703
Goodwill	498	498
Other assets	162	150
Total assets	$89,755	$95,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,947	$3,366
Accrued compensation	2,952	1,691
Other accrued liabilities	2,353	2,306
Customer deposits and deferred revenues	6,769	6,841
Total current liabilities	19,021	14,204

Other non-current liabilities	108	131
Total liabilities	19,129	14,335

Shareholders’ equity:
Common stock, no par value	91,437	90,347
Undesignated capital stock, no par value	—	—
Accumulated deficit	(20,715)	(8,776)
Accumulated other comprehensive loss	(96)	(106)
Total shareholders’ equity	70,626	81,465
Total liabilities and shareholders’ equity	$89,755	$95,800

(1) Total cash and marketable debt securities	$41,930	$50,422

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cash flows used in operating activities	$(10,424)	$(3,939)	$(8,462)	$(10,718)
Cash flows provided by investing activities	8,646	258	12,217	308
Cash flows provided by financing activities	579	440	1,041	1,988
Effect of exchange rate changes on cash and cash equivalents	(6)	(10)	(1)	(13)
Net increase (decrease) in cash and cash equivalents	$(1,205)	$(3,251)	$4,795	$(8,435)

GAAP cash flows from operating activities	$(10,424)	$(3,939)	$(8,462)	$(10,718)
Add back:
Cash paid for merger expenses	12,188	—	12,342	—
Pro forma Non-GAAP cash flows from operating activities	$1,764	$(3,939)	$3,880	$(10,718)

The Company provides pro forma Non-GAAP cash flows from operating activities in the press release as additional information regarding the Company’s financial results.  This pro forma measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar pro forma Non-GAAP cash flows from operating activities measures used by other companies.  GAAP cash flows from operating activities has been adjusted to exclude the effects of the Company’s merger expenses.  The Company believes this presentation of pro forma Non-GAAP cash flows from operating activities provides useful information to investors regarding trends relating to the Company’s cash flows from operations.